EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES FIRST QUARTER PROFIT

First profit in the first quarter since 2001

HOUSTON, April 19, 2007 - Continental Airlines (NYSE: CAL) today reported first quarter 2007 net income, including special items, of $22 million ($0.21 diluted earnings per share). First quarter net income includes a $7 million gain on the sale of substantially all of the company's remaining investment in ExpressJet Holdings and a net charge from other special items of $11 million. Excluding special items, Continental recorded net income of $26 million ($0.25 diluted earnings per share), an improvement of $72 million compared to the same period last year.

Strong revenue growth, continued cost discipline and a slight decrease in fuel prices contributed to the quarterly profit, the first time since 2001 that the company has posted a first quarter profit in what is a seasonally weak period. Continental's operating income of $64 million increased $53 million over the same period last year, despite severe winter storms that negatively impacted revenue by over $10 million.

"Thanks to the hard work of my co-workers, we were able to achieve a first quarter profit for the first time in six years," said Larry Kellner, Continental's chairman and chief executive officer. "We are competitively well-positioned because we combine solid day-to-day execution with thoughtful long-term planning."

First Quarter Revenue and Capacity

Passenger revenue of $2.9 billion increased 7.9 percent ($212 million) compared to first quarter 2006, led by strong international revenue growth. Continental's growth and high load factors, both domestic and international, and improved yield produced higher revenue for the company.

Consolidated revenue passenger miles (RPMs) for the quarter increased 5.5 percent year-over-year on a capacity increase of 4.3 percent, resulting in a record first quarter consolidated load factor of 78.7 percent, 0.8 points above the previous first quarter record set in 2006. Consolidated yield for the quarter increased 2.4 percent year-over-year. Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 3.4 percent year-over-year due to increased yield and record load factors.

  Mainline RPMs in the first quarter of 2007 increased 5.9 percent over the first quarter 2006, on a capacity increase of 4.7 percent. Mainline load factor was a record 79.1 percent, up 0.9 points year-over-year. Continental's mainline yield increased 4.1 percent over the same period in 2006. As a result, first quarter 2007 mainline RASM was up 5.3 percent over the first quarter of 2006.

During the quarter, Continental continued to achieve domestic length-of-haul adjusted mainline yield and RASM premiums to the industry.

"We are pleased with the first quarter revenue results, as we continued to grow our revenue at almost twice the rate that we grew our capacity," said Jeff Smisek, Continental's president. "While the domestic system suffers from yield pressure, the international system is performing superbly, and rewards us for our decade-long focus on international expansion."

Passenger revenue for the first quarter of 2007 and period-to-period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in First Quarter 2007 vs. First Quarter 2006
		Passenger Revenue	RASM	ASMs

Domestic	$1,295	3.3%	(0.7)%	4.1%
Trans-Atlantic	487	24.9%	14.3%	9.3%
Latin America	388	19.0%	14.4%	4.0%
Pacific	225	10.2%	10.5%	(0.3)%
Total Mainline	$2,395	10.2%	5.3%	4.7%

Regional	$ 500	(2.0)%	(3.3)%	1.4%

Consolidated	$2,895	7.9%	3.4%	4.3%

Operational Accomplishments

During the quarter, despite severe weather that hit the northeast and Texas, Continental's employees earned $5 million in cash incentives for twice finishing in the top three of the major network carriers for monthly on time performance.

The company posted a first quarter systemwide mainline completion factor of 98.8 percent, operating 23 days without a single mainline cancellation, and a U.S. Department of Transportation (DOT) on-time arrival rate of 73.0 percent, despite the weather and air traffic control ground delay programs.

For the fourth consecutive year, Continental was the top airline on FORTUNE's annual airline industry list of World's Most Admired Companies. The company ranked No. 1 in all nine categories measured to determine the most admired airlines: quality of products and services, people management, quality of management, financial soundness, long-term investment, innovation, community/environment, use of corporate assets and globalness.

In addition, across all industries, Continental was ranked among the top ten in seven of the nine categories in the World's Most Admired Companies survey.

Continental was also named by FORTUNE magazine as one of the top ten "Green Giants," global companies whose environmental policies go beyond what is required. In addition, Continental was rated the most admired U.S. airline on FORTUNE magazine's 2007 list of America's Most Admired Companies, and earned top honors in LATIN TRADE magazine's "Best of Latin America" annual readers' poll.

Earlier this week, Continental won two major awards in the OAG Airline of the Year Awards 2007. For the fifth consecutive year, the carrier won "Best Executive/Business Class," which recognizes the excellent comfort, service and value of Continental's BusinessFirst product, available on many international flights. Continental also won "Best Airline Based in North America" for the fourth year in a row.

During the quarter, Continental announced nonstop service between its New York area hub at Newark Liberty International Airport and Mumbai, India, beginning in October, subject to government approval. Continental has operated nonstop service between New York Liberty and Delhi since 2005. The company also announced plans to inaugurate service from its Houston hub to London/Heathrow on March 30, 2008, subject to government approval and the airline obtaining necessary slots and facilities at Heathrow Airport. In addition, Continental announced daily nonstop flights between New York Liberty and Athens, Greece, and twice-weekly flights between Houston and Loreto, Mexico, the airline's 31st Mexican destination, both scheduled to start June 7.

Continental expanded its alliance with US Helicopter Corporation to provide eight-minute shuttle service between New York Liberty and Midtown Manhattan. Eight-minute shuttle service is also offered between the airport and Wall Street. In addition, there is fast rail service between New York Liberty and New York City.

First Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 2.0 percent (2.1 percent holding fuel rate constant) in the first quarter compared to the same period last year. CASM increased 1.3 percent holding fuel rate constant and excluding special charges.

"Good execution and attention to detail by our entire team brought our costs in better than expected, despite the negative impact of winter weather," said Jeff Misner, Continental's executive vice president and chief financial officer. "The team's continuous effort, coupled with a variety of initiatives we are working on, should continue to hold our costs in check."

Continental continues to enhance its fuel efficiency and today, the carrier is nearly 35 percent more fuel efficient per mainline revenue passenger mile than in 1997. With mainline ASMs up 4.7 percent and RPMs up 5.9 percent for the first quarter, fuel consumption increased only 4.0 percent.

Work began in the first quarter to install winglets on 37 of the carrier's 737-500s. Continental also began installing winglets on 11 long-range 737-300s in April. The company expects to have winglets installed on 204 aircraft by the end of the year. Winglets decrease drag and increase aerodynamic efficiency, reducing fuel consumption and emissions by up to five percent.

Continental ended the first quarter with $2.64 billion in unrestricted cash and short-term investments.

Other Accomplishments

During the quarter, Continental increased its firm order for Boeing 787 Dreamliner aircraft from 20 to 25, becoming the first airline in the Americas to order Boeing's 787-9 aircraft. In addition, Continental converted 12 previously ordered 787-8s into 787-9s, for a total of 17 787-9 and eight 787-8 aircraft on firm order. The 787-9 is designed to carry more passengers and fly farther than the 787-8.

Continental took delivery of its 19th Boeing 777 aircraft in the first quarter and, earlier this week, took delivery of its 20th and final Boeing 777 aircraft.

Continental completed the sale of $1.15 billion of Pass Through Certificates in April.  The certificates were issued in three different series with an average interest rate of 6.27%.  Proceeds from the sale of the certificates will be used to finance the company's purchase of 18 737-900ER and 12 737-800 Boeing aircraft scheduled for delivery beginning in January 2008.  Continental now has committed financing for all of its new aircraft deliveries through the end of 2008.

Continental distributed $111 million of profit sharing to its co-workers on Feb. 14, 2007. In addition, co-workers who were granted stock options on March 30, 2005 in connection with pay and benefit reductions were able to exercise the second one-third of their stock options beginning March 30, 2007. At yesterday's closing stock price, the realized and unrealized gains from these options was approximately $250 million.

Continental contributed $106 million to its pension plans in the first quarter of 2007, significantly exceeding its minimum funding requirement during the first quarter of 2007. The company contributed an additional $30 million to its plans in April, bringing its year-to-date pension contributions to $136 million. Continental currently expects to contribute approximately $320 million to its plans in 2007, significantly exceeding its minimum funding requirements during the year.

Continental issued 4.3 million shares of its common stock to holders who elected to convert approximately $170 million principal amount of its 4.5% Convertible Notes due Feb. 1, 2007 at a conversion price of $40 per share.

Continental selected Pinnacle Airlines Corporation's subsidiary Colgan Air to operate 74-seat Bombardier Q400 twin-turboprop aircraft as Continental Connection from New York Liberty starting in early 2008. Continental entered into a 10-year capacity-purchase agreement with Pinnacle, and will schedule and market the service.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 144 domestic and 138 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 44,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com>About Continental>Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data)

(Unaudited)
	Three Months Ended March 31,		% Increase/ (Decrease)
	2007	2006

Operating Revenue:
Passenger (excluding fees and taxes of $347 and $315)	$2,895	$2,683	7.9%
Cargo	107	107	-
Other, net	177	157	12.7%
	3,179	2,947	7.9%
Operating Expenses:
Wages, salaries and related costs	726	672	8.0%
Aircraft fuel and related taxes	684	661	3.5%
Regional capacity purchase, net	430	415	3.6%
Aircraft rentals	248	245	1.2%
Landing fees and other rentals	193	185	4.3%
Distribution costs	161	160	0.6%
Maintenance, materials and repairs	144	127	13.4%
Depreciation and amortization	99	96	3.1%
Passenger services	90	82	9.8%
Special charges (credits) (A)	11	(6)	NM
Other	329	299	10.0%
	3,115	2,936	6.1%

Operating Income	64	11	481.8%

Nonoperating Income (Expense):
Interest expense	(96)	(101)	(5.0)%
Interest capitalized	5	3	66.7%
Interest income	36	25	44.0%
Income from affiliates	5	17	(70.6)%
Gain on disposition of ExpressJet Holdings shares	7	-	NM
Other, net	1	5	(80.0)%
	(42)	(51)	(17.6)%

Income (Loss) before Income Taxes and Cumulative Effect of Change in Accounting Principle	22	(40)	NM
Income Taxes	-	-	-
Cumulative Effect of Change in Accounting Principle (B)	-	(26)	NM

Net Income (Loss)	$ 22	$ (66)	NM

Earnings (Loss) per Share:
Basic	$ 0.23	$ (0.76)	NM
Diluted	$ 0.21	$ (0.76)	NM

Shares Used for Computation:
Basic	95	87	9.2%
Diluted	109	87	25.3%

(A) During the first quarter of 2007, the company recorded special charges of $11 million related to settlement charges for lump-sum distributions from the pilot pension plans and aircraft related charges. During the first quarter of 2006, the company recorded a special charge of $15 million related to settlement charges for lump-sum distributions from the pilot pension plans offset by a $14 million credit associated with the officers' surrender of March 2006 restricted stock units and a $7 million reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft.

(B) In connection with the adoption of SFAS 123(R), the company recorded a $26 million cumulative effect of an accounting change to accrue the liability for fair value of restricted stock units as of January 1, 2006.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended March 31,		% Increase/
	2007	2006	(Decrease)

Mainline Operations:
Passengers (thousands)	11,945	11,486	4.0%
Revenue passenger miles (millions)	19,090	18,018	5.9%
Available seat miles (millions)	24,124	23,035	4.7%
Cargo ton miles (millions)	254	263	(3.4)%

Passenger load factor:
Mainline	79.1%	78.2%	0.9 pts.
Domestic	81.1%	81.0%	0.1 pts.
International	77.0%	75.0%	2.0 pts.

Passenger revenue per available seat mile (cents)	9.93	9.43	5.3%
Total revenue per available seat mile (cents)	11.14	10.63	4.8%
Average yield per revenue passenger mile (cents)	12.55	12.06	4.1%

Cost per available seat mile (CASM) (cents) (A)	10.56	10.35	2.0%
Special charges (credits) per available seat mile (cents)	0.05	(0.03)	NM
CASM, holding fuel rate constant (cents) (A)	10.57	10.35	2.1%

Average price per gallon of fuel, including fuel taxes (cents)	189.48	190.43	(0.5)%
Fuel gallons consumed (millions)	361	347	4.0%

Actual aircraft in fleet at end of period	367	360	1.9%
Average length of aircraft flight (miles)	1,417	1,400	1.2%
Average daily utilization of each aircraft (hours)	11:10	10:42	4.3%

Regional Operations: (B)
Passengers (thousands)	4,231	4,108	3.0%
Revenue passenger miles (millions)	2,360	2,318	1.8%
Available seat miles (millions)	3,126	3,082	1.4%
Passenger load factor	75.5%	75.2%	0.3 pts.
Passenger revenue per available seat mile (cents)	15.99	16.54	(3.3)%
Average yield per revenue passenger mile (cents)	21.19	22.00	(3.7)%
Actual aircraft in fleet at end of period (C)	264	270	(2.2)%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	16,176	15,594	3.7%
Revenue passenger miles (millions)	21,450	20,336	5.5%
Available seat miles (millions)	27,250	26,117	4.3%
Passenger load factor	78.7%	77.9%	0.8 pts.
Passenger revenue per available seat mile (cents)	10.62	10.27	3.4%
Average yield per revenue passenger mile (cents)	13.50	13.19	2.4%

  Includes impact of special charges (credits).

  Consists of flights flown under capacity purchase agreements including ExpressJet, Chautauqua and CommutAir.

  Includes aircraft operated by all carriers under capacity purchase agreement but excludes any aircraft operated by ExpressJet that are operated by them for their branded flying.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Earnings (Loss) per Share	Three Months Ended March 31, 2007

Diluted earnings (loss) per share	$0.21

Adjustments:
Special charges (credits)	0.10
Gain on disposition of ExpressJet Holdings shares	(0.06)

Diluted earnings (loss) per share, excluding special items (A)	$0.25

	Three Months Ended March 31,		Increase/
Net Income (Loss) (in millions)	2007	2006	(Decrease)

Net income (loss)	$ 22	$(66)	$ 88

Adjustments:
Special charges (credits)	11	(6)	17
Gain and disposition of ExpressJet Holdings shares	(7)	-	(7)
Cumulative effect of change in accounting principle	-	26	(26)

Net income (loss) excluding special items (A)	$ 26	$(46)	$ 72

	Three Months Ended March 31,		% Increase/
CASM Mainline Operations (cents)	2007	2006	(Decrease)

Cost per available seat mile (CASM)	$10.56	$10.35	2.0%

Less: Current year fuel cost per available seat mile (B)	(2.84)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.85	-	NM

CASM holding fuel rate constant (A)	10.57	10.35	2.1%

Adjustments for special charges (credits)	0.05	(0.03)	NM

CASM holding fuel rate constant and excluding special charges (credits) (A)	$10.52	$10.38	1.3%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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